Exhibit 5.1

January 26, 2021

Pulmatrix, Inc.

99 Hayden Avenue, Suite 390

Lexington, MA 02421

Re: Registration Statement on Form S-8 of 4,368,617 Shares of Common Stock of Pulmatrix, Inc.

Ladies and Gentlemen:

We have acted as counsel for Pulmatrix, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form S-8 (the “Registration Statement”) by the Company relating to the registration of 4,368,617 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), comprised of (i) 2,019,199 shares available for issuance upon the exercise of stock options and (ii) 2,349,418 shares reserved for issuance pursuant to future awards under the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan , as amended on June 5, 2018, March 11, 2019 and September 6, 2019 (as amended, the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Restated Bylaws (the “Bylaws”) of the Company, each as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares and related matters; (iii) the Registration Statement and all exhibits thereto; (iv) the Plan; (v) the specimen Common Stock certificate; (vi) a certificate executed by an officer of the Company, dated as of the date hereof; and (vii) such other records, documents and instruments as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the Delaware General Corporation Law, as currently in effect (the “DGCL”).

We have also assumed that, at the time of the issuance of the Shares: (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any required prospectus supplement will have been issued; (iv) the prospectus contained in the Registration Statement and any required prospectus supplement will have been prepared and filed with the Commission properly describing the Shares and will have been delivered to the recipient of the Shares as required in accordance with applicable law; (v) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded, (vi) the Company will receive consideration for the issuance of the Shares required by the Plan and that is at least equal to the par value of the Common Stock, (vii) all requirements of the DGCL, the Certificate of Incorporation and the Bylaws will be complied with when the Shares are issued, (viii) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, (ix) sufficient shares of Common Stock will be authorized for issuance under the Certificate of Incorporation of the Company that have not otherwise been issued or reserved for issuance and (x) neither the issuance nor sale of the Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon the issuance of the Shares in accordance with the terms of the Plan and the instruments executed pursuant to such Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to all references to us in the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP